                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934

                            LAYNE CHRISTENSEN COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    521050104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                    Wynnefield Partners Small Cap Value, L.P.
                               450 Seventh Avenue
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                                 (212) 760-0134
--------------------------------------------------------------------------------
      Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                    Copy to:

                            Jeffrey S. Tullman, Esq.
                                 Kane Kessler PC
                                 1350 6th Avenue
                            New York, New York 10019
                                 (212) 541-6222

                                November 20, 2003
--------------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    2    of   12    Pages
----------------------------------------                                       -------------------------------------

-------- -----------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------- -----------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]
-------- -----------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
-------- -----------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

-------- -----------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          318,500
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               0
     EACH          -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON
     WITH                 318,500
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         318,500

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    3    of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]

--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          186,800
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                0
    EACH           -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON
    WITH                  186,800
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,800

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%
--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    4    of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value L.P. I  13-3953291
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]
--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          395,750
                   -------------------------------------------------------------------------------------------------
   NUMBER OF          8   SHARED VOTING POWER
    SHARES
 BENEFICIALLY             0
   OWNED BY        -------------------------------------------------------------------------------------------------
     EACH             9   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                395,750
     WITH          -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         395,750

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]


--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.3%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    5    of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]

--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          10,000
    NUMBER OF      -------------------------------------------------------------------------------------------------
     SHARES           8   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
      EACH         -------------------------------------------------------------------------------------------------
   REPORTING          9   SOLE DISPOSITIVE POWER
     PERSON
      WITH                10,000
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    6    of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]
--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          714,250
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               0
     EACH          -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON
     WITH                 714,250
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         714,250

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.9%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    7    of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc.  13-3688495
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]

--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          186,800
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               0
     EACH          -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON
     WITH                 186,800
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,800

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    8   of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]
--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         N/A
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          18,100
  NUMBER OF        -------------------------------------------------------------------------------------------------
   SHARES             8   SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                0
    EACH           -------------------------------------------------------------------------------------------------
 REPORTING            9   SOLE DISPOSITIVE POWER
   PERSON
    WITH                  18,100
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,100

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         EP
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    9   of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nelson Obus
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]
--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          28,100
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               901,050
     EACH          -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON
     WITH                 28,100
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          901,050
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         929,150

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.6%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------------------------                                       -------------------------------------
CUSIP NO. 871371100                                                            Page    10   of   12    Pages
----------------------------------------                                       -------------------------------------

--------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joshua Landes
--------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                             (a) [ ]
                                                                                                         (b) [X]

--------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)             [ ]

--------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

                          0
   NUMBER OF       -------------------------------------------------------------------------------------------------
    SHARES            8   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY               901,050
     EACH          -------------------------------------------------------------------------------------------------
  REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON
     WITH                 0
                   -------------------------------------------------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER

                          901,050
--------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         901,050

--------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.4%

--------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                                --------------------------
CUSIP NO. 871371100                                   Page  10  of  12  Pages
----------------------                                --------------------------


Item 4.  Purpose of the Transaction

Item 4 is hereby amended to add the following:

         On November 20, 2003, Nelson Obus sent a letter to Andrew B. Schmitt, the President and CEO of the Issuer, stating the Reporting Persons' intentions to pursue an activist course to halt the erosion of shareholder value and urging the Issuer to take immediate steps to enhance shareholder value by spinning off its contract mining operations and disposing of all of its other non-water business. A copy of the letter dated November 20, 2003 is annexed hereto as
Exhibit 1.

Item 7. Material to be Filed as Exhibits

Exhibit 1 Letter to Andrew B. Schmitt, President and CEO of the Issuer, dated November 20, 2003

                                  SCHEDULE 13D

----------------------                                --------------------------
CUSIP NO. 871371100                                   Page  10  of  12  Pages
----------------------                                --------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 21, 2003.

-------------------------------------------------------------------------------------------------------------
Wynnefield Partners Small Cap Value, L.P.                Wynnefield Partners Small Cap Value, L.P. I
By:  Wynnefield  Capital  Management                     By: Wynnefield  Capital Management
LLC, its General Partner                                 LLC, its General Partner

By: /s/ Nelson Obus                                      By: /s/ Nelson Obus
    ---------------                                          ---------------
Co-Managing Member                                       Co-Managing Member

-------------------------------------------------------------------------------------------------------------
Wynnefield Small Cap Value Offshore                      Wynnefield Capital Management LLC
Fund, Ltd.
By: Wynnefield Capital, Inc.                             By: /s/ Nelson Obus
                                                         Co-Managing Member
By: /s/ Nelson Obus
    ---------------
President

-------------------------------------------------------------------------------------------------------------
Wynnefield Capital, Inc.

By: /s/ Nelson Obus                                      /s/ Nelson Obus
    ---------------                                      ---------------
President                                                Nelson Obus
-------------------------------------------------------------------------------------------------------------
                                                         Channel Partnership II,



/s/ Joshua Landes                                        By: /s/ Nelson Obus
------------------                                           ---------------
Joshua Landes                                            General Partner L.P.

-------------------------------------------------------------------------------------------------------------
Wynnefield Capital, Inc. Profit Sharing
& Money Purchase Plans


By: /s/ Nelson Obus
    ---------------
Authorized Signatory
-------------------------------------------------------------------------------------------------------------